NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
Average earning assets up $240.8 million from 1st quarter

WARSAW, N.Y., July 22, 2015 – Financial Institutions, Inc. (the “Company”) (Nasdaq: FISI), the parent company of Five Star Bank (the “Bank”), today reported financial results for the quarter ended June 30, 2015. The Company’s financial results for the first and second quarters of 2015 include the results of operations from the acquisition of Scott Danahy Naylon (“SDN”), an insurance agency the Company acquired in August 2014.

Net income for the second quarter 2015 was $6.6 million, compared to $6.8 million for the first quarter 2015, and $7.0 million for the second quarter 2014. Earnings per diluted common share for the second quarter 2015 was $0.44, compared with $0.46 per share for the first quarter 2015 and $0.48 per share for the second quarter 2014.

The Company’s President and Chief Executive Officer Martin K. Birmingham stated, “The momentum that began toward the end of the first quarter as a result of the implementation of our growth initiatives has carried over into the second quarter. We are very encouraged by the progress achieved in the second quarter of 2015 that resulted in the Company’s earning assets exceeding $3 billion and total loans growing beyond $2 billion for the first time. We are benefiting from the confluence of an economic recovery in Western New York and our allocation of increased resources to grow our presence in Rochester and Buffalo, two opportunity rich markets that represent the largest metropolitan areas within our region.”

Second Quarter 2015 Highlights:

•	Balance sheet and credit quality strengthened:

•	Loans of $2.01 billion, up by 4% from March 31, 2015

•	Investment securities of $1.09 billion, up by 16% from March 31, 2015

•	Interest-earning assets of $3.10 billion, up 9% from March 31, 2015

•	Total assets of $3.36 billion, up 5% from March 31, 2015

•	Total deposits of $2.66 billion increased by 8% from a year ago but down by 2% from March 31, 2015 due to seasonal outflows of municipal deposits

•	Non-performing assets decreased 3% from the first quarter of 2015

•	Provision for loan losses for the second quarter of 2015 decreased by 53% from the first quarter and nearly 27% lower than the same period of 2014

•	$40 million subordinated notes offering completed during the second quarter bolsters regulatory capital

•	Growth in commercial sector and indirect lending are the primary drivers for interest income reaching a quarterly record of $26.0 million, an increase of 4% from the prior year

•	Net interest income grew to $23.4 million despite continued net interest margin pressure

•	Noninterest income less net gain on investment securities increased by 15% to $6.5 million from $5.6 million in the prior year period due primarily to the inclusion of insurance income from the SDN acquisition

•	Expenses of $19.2 million in second quarter 2015 increased by $1.4 million from the prior year primarily due to expense attributable to SDN and the hiring of additional personnel associated with the Company’s expansion initiatives

•	Net income available to common shareholders was $6.2 million or $0.44 per diluted share, compared to $6.7 million or $0.48 per share in the same period last year

•	Quarterly cash dividend of $0.20 per common share represented a 3.23% dividend yield as of June 30, 2015 and a return of 45% of second quarter net income to common shareholders

Mr. Birmingham continued, “We have made solid progress in our efforts to increase interest income. Growth in the commercial sector is the primary driver for interest income reaching a quarterly record of nearly $26 million, an increase of over 4% from the prior year. Although we are not immune to the industry-wide pressure on net interest margin, net interest income exceeded $23 million this quarter. While interest expense resulting from the issuance of $40 million in subordinated notes in April resulted in additional margin compression, the sale of the notes enabled us to bolster regulatory capital levels and continue to grow our banking operations.

“Our strategic growth plan involves investments to increase and diversify our revenue streams, which in turn partially mitigates exposure to net interest margin pressures, and broadening of services offered to our customers. Investments have been made in support of this plan that include the acquisition of a platform insurance agency toward the end of last year and the addition of new loan officers, cross-training of personnel and deployment of new technologies. Our insurance offerings are now a core business. Insurance income has increased from a nominal level in the second quarter of last year to approximately 20% of noninterest income on a seasonally adjusted basis. Noninterest income less net gains on investment securities in the second quarter increased by 15% from a year ago, primarily due to the inclusion of insurance income.

“Overall, we delivered solid results in key metrics supporting our business line expansion and credit quality while managing our expense levels in a new era of growth for Financial Institutions. Our expenses are running at an ideal level and we look forward to continued growth in our revenue streams and benefiting from the leverage in our business to enhance our profitability.”

Kevin B. Klotzbach, the Company’s Executive Vice President and Chief Financial Officer, commented, “The broadening of our financial services and accompanying increased spending has resulted in a shift in our efficiency ratio as a measure of productivity. In the past, our efficiency ratio as a community bank was consistently among the best as compared to our publicly traded peers. Now, as we drive forward with our strategy as a provider of more diversified financial services, our efficiency ratio is expected to be in the low 60% range. This approach will decrease our sensitivity to traditional banking revenues which are subject to interest rate changes.

“We are making up for some of the net interest margin compression through volume improvements. Commercial loan production has increased and our loan mix is moving in a positive trajectory. All major loan portfolios are growing, with commercial lending leading the way. Reflecting our larger base of loan officers, commercial real estate and traditional commercial and industrial lending combined for increases of $72.7 million and $82.6 million in loans from the first quarter 2015 and second quarter 2014, respectively. With this growth, we have been vigilant in exercising stringent credit controls necessary to maintain our asset quality. Significant improvements in the second quarter were realized in the reduction of net charge-offs and the provision for loan losses. This credit quality improvement is complemented by the regulatory capital infusion from our successfully completed subordinated debt offering in the second quarter.”

On April 15, 2015, the Company completed the sale of $40 million in aggregate principal amount of 6.00% fixed to floating rate subordinated notes due 2030 (the “Subordinated Notes”). The Subordinated Notes qualify as Tier 2 capital for regulatory purposes. The net proceeds from this offering were intended for general corporate purposes, including but not limited to, contribution of capital to the Bank to support both organic growth as well as opportunistic acquisitions. During the second quarter, the Company contributed $34.0 million of net proceeds from this offering to the Bank as additional paid-in capital.

Net Interest Income and Net Interest Margin

Net interest income was $23.4 million in the second quarter 2015, compared to $23.1 million in the first quarter 2015 and second quarter 2014. When comparing the second quarter 2015 to the first quarter 2015, average earning assets increased $174.9 million, including increases of $53.2 million and $121.8 million in loans and investment securities, respectively. Average earning assets were up $240.8 million, led by a $153.8 million increase in investment securities and a $87.1 million increase in loans in the second quarter 2015 compared to the same quarter in 2014. The growth in earning assets was offset by decreases in net interest margin. Second quarter 2015 net interest margin was 3.24%, a decrease of 19 basis points from 3.43% reported in the first quarter 2015 and a 23 basis point decrease from 3.47% reported in the second quarter 2014. The issuance of the Subordinated Notes decreased second quarter 2015 net interest margin by approximately 8 basis points.

Noninterest Income

Noninterest income was $6.5 million for the second quarter 2015 compared to $8.3 million for the first quarter 2015 and $6.6 million in the second quarter 2014. Included in the prior period totals are gains realized from the sale of investment securities. Exclusive of those gains, noninterest income was $7.2 million in the first quarter 2015 and $5.6 million in the second quarter 2014. The main factors contributing to the lower noninterest income during the second quarter of 2015 compared to the first quarter 2015 were decreases in insurance income and investments in limited partnerships. Insurance income decreased $551 thousand during the second quarter 2015, largely due to lower contingent commissions. Contingent commissions are commissions SDN receives from various property and casualty insurance carriers based on the overall profit and/or overall volume of business placed with the insurance carrier during a calendar year and is determined after the contract period. Such commissions are seasonal in nature and are generally received during the first quarter of each year. In addition, agency and direct bill commissions declined during the second quarter due to the timing of policy renewals. Income from the Company’s investments in limited partnerships, which are primarily small business investment companies, decreased $419 thousand during the second quarter 2015. The income from these equity method investments fluctuates based on the performance of the underlying investments. The higher noninterest income in the second quarter 2015 compared to the second quarter 2014 is primarily a result of a $1.0 million increase in insurance income, reflecting the contributions from SDN, which was acquired during the third quarter 2014 as part of the Company’s strategy to diversify its business lines and increase noninterest income through additional fee-based services.

Noninterest Expense

Noninterest expense was $19.2 million for the second quarter 2015 compared to $19.0 million for the first quarter 2015 and $17.8 million in the second quarter 2014. Salaries and employee benefits expense increased $1.5 million from the second quarter 2014, primarily reflecting additional personnel as a result of the SDN acquisition and the hiring of additional personnel associated with the Company’s expansion initiatives. Professional services decreased $518 thousand when comparing the second quarter of 2015 to the same period in 2014. The second quarter 2014 professional services expense included professional services associated with the acquisition of SDN. Other noninterest expense for the second quarter 2015 included an increase of $151 thousand in intangible asset amortization attributable to the SDN acquisition.

Income Tax Expense

Income tax expense was $2.8 million in the second quarter 2015, compared to $2.9 million in the first quarter 2015 and $3.1 million in the second quarter 2014. The effective tax rate was 29.5% for the second quarter of 2015, compared with an effective tax rate of 29.8% for the first quarter 2015 and 30.5% in the second quarter 2014.

Balance Sheet and Capital Management

Total assets were $3.36 billion at June 30, 2015, up $162.4 million from $3.20 billion at March 31, 2015 and up $366.2 million from $2.99 billion at June 30, 2014.

Cash and cash equivalents were $52.6 million at June 30, 2015, down $83.4 million from March 31, 2015 and down $12.3 million from June 30, 2014. Cash and cash equivalents at March 31, 2015 were elevated due to the timing of public deposit inflows at the end of the quarter.

Total loans were $2.01 billion at June 30, 2015, up $86.3 million from March 31, 2015 and up $112.6 million from June 30, 2014. The increase in loans was attributable to organic growth in commercial, home equity and consumer indirect loans. Commercial loans increased to $829.4 million at June 30, 2015, up $72.7 million from March 31, 2015 and up $82.6 million from June 30, 2014. Total investment securities were $1.09 billion at June 30, 2015, up $147.9 million from the end of the prior quarter and up $229.5 million compared with the June 30, 2014.

Total deposits were $2.66 billion at June 30, 2015, a decrease of $48.5 million from March 31, 2015 and an increase of $206.2 million from June 30, 2014. The decrease during the second quarter of 2015 was mainly due to seasonal outflows of municipal deposits, while the year-over-year increase was due to higher municipal deposits as well as successful business development efforts. Public deposit balances represented 26% of total deposits at June 30, 2015, compared to 30% at March 31, 2015 and 25% at June 30, 2014.

Short-term borrowings were $350.6 million at June 30, 2015, up $175.0 million from March 31, 2015 and up $95.9 million from June 30, 2014. Short-term borrowings are often utilized to manage the seasonal outflows of municipal deposits.

Long-term borrowings were $39.0 million at June 30, 2015. There were no long-term borrowings outstanding at March 31, 2015 or June 30, 2014. As described above, during the second quarter 2015 the Company issued $40 million of subordinated notes. Long-term borrowings are shown net of issuance costs, which are capitalized and amortized as a component of interest expense over a period of 15 years.

Shareholders’ equity was $284.4 million at June 30, 2015, compared with $286.7 million at March 31, 2015 and $269.8 million at June 30, 2014. Common book value per share was $18.83 at June 30, 2015, a decrease of $0.18 from $19.01 at March 31, 2015 and an increase of $0.62 from $18.21 at June 30, 2014. Tangible common book value per share, a non-GAAP measure, was $14.03 at June 30, 2015, compared to $14.18 at March 31, 2015 and $14.62 at June 30, 2014.

During the second quarter 2015, the Company declared a common stock dividend of $0.20 per common share, consistent with the prior quarter and up by 5%, or $0.01 per share, from the second quarter of 2014. The second quarter 2015 dividend returned 45% of the quarter’s net income to common shareholders.

The Company’s leverage ratio was 7.31% at June 30, 2015, compared to 7.53% at March 31, 2015 and 7.64% at June 30, 2014. The decrease in the leverage ratio was primarily due to an increase in average quarterly assets. Changes in the Company’s capital ratios from the prior periods were also impacted by goodwill and intangible assets recorded during the third quarter 2014 in conjunction with the acquisition of SDN. Such goodwill and intangible assets are excluded from regulatory capital under regulatory accounting practices.

As previously discussed, the Company contributed $34.0 million of net proceeds from the Subordinated Notes offering to the Bank as additional paid-in capital. The Bank’s leverage ratio and total risk-based capital ratio increased to 8.06% and 12.54%, respectively, at June 30, 2015, compared to 7.22% and 11.27%, respectively, at March 31, 2015, all of which exceeded the regulatory thresholds required to be classified as a “well capitalized” institution as established by the Bank’s primary banking regulators.

Credit Quality

Non-performing loans at June 30, 2015 decreased $364 thousand compared to March 31, 2015, primarily due to improvements in the commercial mortgage and indirect portfolios, partially offset by increases in non-performing commercial business and residential real estate loans. The ratio of non-performing loans to total loans was 0.53% at June 30, 2015 compared with 0.58% at March 31, 2015 and 0.47% at June 30, 2014.

The provision for loans losses for the second quarter 2015 was $1.3 million, a decrease of $1.5 million from the prior quarter and $470 thousand from the second quarter 2014. The decrease in the provision for loan losses reflects a decrease in net charge-offs during the second quarter of 2015 compared to the prior periods. Net charge-offs were $979 thousand during the second quarter 2015, a $2.2 million decrease compared to the prior quarter and $765 thousand from the second quarter 2014. The first quarter 2015 net charge-offs included two commercial loan relationships totaling $1.7 million that had been previously reserved by the Company. The ratio of annualized net charge-offs to total average loans was 0.20% during the current quarter, compared to 0.68% during the prior quarter and 0.37% during the second quarter 2014.

The ratio of allowance for loans losses to total loans was 1.37% at June 30, 2015, compared with 1.41% at March 31, 2015 and 1.43% at June 30, 2014. The ratio of the allowance for loan losses to total loans declined in both comparisons, reflecting overall improvement in credit quality. The ratio of allowance for loans losses to non-performing loans was 257% at June 30, 2015, compared with 246% at March 31, 2015 and 306% at June 30, 2014.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Scott Danahy Naylon. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains financial information, such as tangible common equity, determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors’ assessments of its business and performance trends. In addition, the Company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the Company’s results and to assess performance in relation to the company’s ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements, which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, whether it experiences greater credit losses than expected, breaches of its third party information systems, the attitudes and preferences of its customers, its ability to successfully integrate and profitably operate acquired businesses such as the acquisition of SDN, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors and other factors that could affect the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Jordan Darrow
Chief Financial Officer & Treasurer	Darrow Associates
Phone: 585.786.1130	Phone: 631.367.1866
Email: KBKlotzbach@five-starbank.com	Email: jdarrow@darrowir.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2015		2014
	June 30,	March 31,	December 31,	September 30,	June 30,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$52,554	135,972	58,151	87,582	64,832
Investment securities:
Available for sale	772,639	639,275	622,494	585,479	601,903
Held-to-maturity	320,820	306,255	294,438	285,967	262,057

Total investment securities	1,093,459	945,530	916,932	871,446	863,960
Loans held for sale	448	656	755	1,029	201
Loans:
Commercial business	292,791	277,464	267,409	275,107	277,685
Commercial mortgage	536,590	479,226	475,092	469,485	469,055
Residential mortgage	95,162	97,717	100,101	103,044	106,206
Home equity	398,854	386,961	386,615	382,703	369,578
Consumer indirect	666,550	662,213	661,673	656,215	652,748
Other consumer	19,326	19,373	21,112	21,291	21,392

Total loans	2,009,273	1,922,954	1,912,002	1,907,845	1,896,664
Allowance for loan losses	27,500	27,191	27,637	27,244	27,166

Total loans, net	1,981,773	1,895,763	1,884,365	1,880,601	1,869,498
Total interest-earning assets (1) (2)	3,104,631	2,860,605	2,826,488	2,780,940	2,758,779
Goodwill and other intangible assets, net	68,158	68,396	68,639	68,887	49,826
Total assets	3,359,459	3,197,077	3,089,521	3,055,304	2,993,264
Deposits:
Noninterest-bearing demand	602,143	559,646	571,260	571,549	551,229
Interest-bearing demand	530,861	611,104	490,190	530,783	507,083
Savings and money market	910,215	922,093	795,835	805,522	766,594
Certificates of deposit	613,019	611,852	593,242	630,970	625,172

Total deposits	2,656,238	2,704,695	2,450,527	2,538,824	2,450,078
Short-term borrowings	350,600	175,573	334,804	215,967	254,683
Long-term borrowings, net	38,955	—	—	—	—
Total interest-bearing liabilities	2,443,650	2,320,622	2,214,071	2,183,242	2,153,532
Shareholders’ equity	284,435	286,689	279,532	277,758	269,827
Common shareholders’ equity (3)	267,095	269,349	262,192	260,418	252,487
Tangible common equity (5)	198,937	200,953	193,553	191,531	202,661
Unrealized (loss) gain on investment securities, net of tax	$(924)	5,241	1,933	(374)	1,292
Common shares outstanding	14,184	14,167	14,118	14,094	13,863
Treasury shares	214	231	280	304	299
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio (4)	7.31%	7.53	7.35	7.34	7.64
Common equity Tier 1 ratio (4)	9.50%	9.66	n/a	n/a	n/a
Tier 1 risk-based capital (4)	10.25%	10.45	10.47	10.44	10.95
Total risk-based capital (4)	13.17%	11.69	11.72	11.69	12.20
Common equity to assets	7.95%	8.42	8.49	8.52	8.44
Tangible common equity to tangible assets (5)	6.04%	6.42	6.41	6.41	6.89
Common book value per share	$18.83	19.01	18.57	18.48	18.21
Tangible common book value per share (5)	14.03	14.18	13.71	13.59	14.62

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.

(5) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six months ended		2015			2014
	June 30,		Second	First	Fourth	Third	Second
	2015	2014	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$50,956	49,942	25,959	24,997	25,984	25,129	24,883
Interest expense	4,405	3,564	2,555	1,850	1,846	1,871	1,780

Net interest income	46,551	46,378	23,404	23,147	24,138	23,258	23,103
Provision for loan losses	4,029	3,864	1,288	2,741	1,910	2,015	1,758

Net interest income after provision
for loan losses	42,522	42,514	22,116	20,406	22,228	21,243	21,345

Noninterest income:
Service charges on deposits	3,843	4,491	1,964	1,879	2,186	2,277	2,241
Insurance income	2,665	57	1,057	1,608	1,420	922	16
ATM and debit card	2,476	2,431	1,283	1,193	1,269	1,263	1,257
Investment advisory	1,028	1,123	541	487	491	524	561
Investments in limited partnerships	529	707	55	474	209	187	81
Company owned life insurance	960	828	493	467	504	421	425
Loan servicing	263	330	96	167	118	120	176
Net gain on sale of loans held for sale	108	155	39	69	82	76	50
Net gain on investment securities	1,062	1,262	—	1,062	264	515	949
Net gain (loss) on sale of other assets	20	(11)	16	4	8	72	24
Amortization of tax credit investment	—	—	—	—	(2,323)	—	—
Other	1,798	1,561	911	887	927	884	797

Total noninterest income	14,752	12,934	6,455	8,297	5,155	7,261	6,577

Noninterest expense:
Salaries and employee benefits	20,829	18,319	10,606	10,223	10,551	9,725	9,063
Occupancy and equipment	7,074	6,374	3,375	3,699	3,324	3,131	3,139
Professional services	1,834	2,356	866	968	1,428	976	1,384
Computer and data processing	1,512	1,500	810	702	791	725	777
Supplies and postage	1,071	1,047	508	563	499	507	535
FDIC assessments	833	810	415	418	392	390	388
Advertising and promotions	477	393	238	239	196	216	214
Other	4,617	4,222	2,418	2,199	2,198	2,285	2,308

Total noninterest expense	38,247	35,021	19,236	19,011	19,379	17,955	17,808

Income before income taxes	19,027	20,427	9,335	9,692	8,004	10,549	10,114
Income tax expense	5,641	6,176	2,750	2,891	84	3,365	3,082

Net income	13,386	14,251	6,585	6,801	7,920	7,184	7,032

Preferred stock dividends	731	731	366	365	365	366	365

Net income available to common shareholders	$12,655	13,520	6,219	6,436	7,555	6,818	6,667

FINANCIAL RATIOS AND STOCK DATA:
Earnings per share – basic	$0.90	0.98	0.44	0.46	0.54	0.49	0.48
Earnings per share – diluted	$0.90	0.98	0.44	0.46	0.54	0.49	0.48
Cash dividends declared on common stock	$0.40	0.38	0.20	0.20	0.20	0.19	0.19
Common dividend payout ratio (1)	44.44%	38.78	45.45	43.48	37.04	38.78	39.58
Dividend yield (annualized)	3.25%	3.27	3.23	3.54	3.15	3.35	3.25
Return on average assets	0.85%	0.97	0.81	0.89	1.03	0.95	0.95
Return on average equity	9.43%	10.85	9.19	9.68	11.07	10.41	10.52
Return on average common equity (2)	9.49%	11.01	9.24	9.75	11.25	10.55	10.66
Efficiency ratio (3)	61.13%	58.54	62.00	60.27	59.58	57.65	60.15
Stock price (Nasdaq: FISI):
High	$25.50	25.69	25.50	25.38	27.02	24.94	24.88
Low	$21.67	19.72	22.50	21.67	22.45	21.71	22.17
Close	$24.84	23.42	24.84	22.93	25.15	22.48	23.42

(1) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(2) Annualized net income available to common shareholders divided by average common equity.

(3) Efficiency ratio equals noninterest expense less other real estate expense and amortization of intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains on investment securities and amortization of tax credit investment.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six months ended		2015		2014
	June 30,		Second	First	Fourth	Third	Second
	2015	2014	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$75	204	26	124	—	51	94
Investment securities (1)	969,091	890,068	1,029,640	907,871	876,932	854,030	875,855
Loans (2):
Commercial business	274,729	270,148	284,535	264,814	265,979	273,239	275,105
Commercial mortgage	494,095	473,312	509,317	478,705	473,694	473,168	473,883
Residential mortgage	97,861	110,949	96,474	99,264	101,982	105,255	108,535
Home equity	388,102	337,922	390,135	386,046	384,138	377,360	346,911
Consumer indirect	662,982	646,720	664,222	661,727	658,337	653,192	651,150
Other consumer	19,290	21,455	18,848	19,736	20,630	20,847	20,855

Total loans	1,937,059	1,860,506	1,963,531	1,910,292	1,904,760	1,903,061	1,876,439
Total interest-earning assets	2,906,225	2,750,778	2,993,197	2,818,287	2,781,692	2,757,142	2,752,388
Goodwill and other intangible assets, net	68,410	49,923	68,294	68,527	68,771	59,306	49,879
Total assets	3,189,721	2,969,591	3,263,111	3,115,516	3,052,499	2,985,920	2,973,735
Interest-bearing liabilities:
Interest-bearing demand	556,564	510,231	561,570	551,503	511,749	486,311	509,398
Savings and money market	884,709	775,956	929,701	839,218	824,661	758,306	789,956
Certificates of deposit	609,169	624,068	616,145	602,115	614,654	634,400	629,945
Short-term borrowings	239,103	249,470	226,577	251,768	232,935	259,995	224,801
Long-term borrowings, net	16,618	—	33,053	—	—	—	—

Total interest-bearing liabilities	2,306,163	2,159,725	2,367,046	2,244,604	2,183,999	2,139,012	2,154,100
Noninterest-bearing demand deposits	576,011	531,158	587,396	564,500	564,336	556,485	537,895
Total deposits	2,626,453	2,441,413	2,694,812	2,557,336	2,515,400	2,435,502	2,467,194
Total liabilities	2,903,560	2,704,683	2,975,762	2,830,557	2,768,693	2,712,274	2,705,578
Shareholders’ equity	286,161	264,908	287,349	284,959	283,806	273,646	268,157
Common equity (3)	268,821	247,566	270,009	267,619	266,466	256,306	250,815
Tangible common equity (4)	$200,411	197,643	201,715	199,092	197,695	197,000	200,936
Common shares outstanding:
Basic	14,071	13,782	14,078	14,063	14,049	13,953	13,791
Diluted	14,118	13,831	14,121	14,113	14,112	14,007	13,838
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.23%	0.08	0.39	0.19	—	0.28	0.07
Investment securities	2.46%	2.44	2.44	2.47	2.48	2.43	2.45
Loans	4.22%	4.39	4.18	4.27	4.44	4.31	4.32
Total interest-earning assets	3.63%	3.76	3.58	3.69	3.82	3.73	3.73
Interest-bearing demand	0.13%	0.12	0.14	0.11	0.11	0.12	0.12
Savings and money market	0.12%	0.12	0.12	0.10	0.11	0.12	0.12
Certificates of deposit	0.86%	0.75	0.87	0.84	0.82	0.78	0.76
Short-term borrowings	0.37%	0.37	0.38	0.37	0.36	0.37	0.36
Long-term borrowings, net	6.20%	—	6.23	—	—	—	—
Total interest-bearing liabilities	0.38%	0.33	0.43	0.33	0.34	0.35	0.33
Net interest rate spread	3.25%	3.43	3.15	3.36	3.48	3.38	3.40
Net interest rate margin	3.33%	3.49	3.24	3.43	3.56	3.46	3.47

(1) Includes investment securities at adjusted amortized cost.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2015			2014
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$27,191	27,637	27,244	27,166	27,152
Net loan charge-offs (recoveries):
Commercial business	(73)	1,093	(15)	44	(65)
Commercial mortgage	194	520	(57)	66	159
Residential mortgage	9	22	22	11	61
Home equity	145	74	(4)	66	127
Consumer indirect	645	1,317	1,420	1,577	1,336
Other consumer	59	161	151	173	126

Total net charge-offs	979	3,187	1,517	1,937	1,744
Provision for loan losses	1,288	2,741	1,910	2,015	1,758

Ending balance	$27,500	27,191	27,637	27,244	27,166

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.10%	1.67	-0.02	0.06	-0.09
Commercial mortgage	0.15%	0.44	-0.05	0.06	0.13
Residential mortgage	0.04%	0.09	0.09	0.04	0.23
Home equity	0.15%	0.08	0.00	0.07	0.15
Consumer indirect	0.39%	0.81	0.86	0.96	0.82
Other consumer	1.26%	3.31	2.90	3.29	2.42
Total loans	0.20%	0.68	0.32	0.40	0.37
Supplemental information (1)
Non-performing loans:
Commercial business	$4,643	4,587	4,288	3,258	3,589
Commercial mortgage	3,070	3,411	3,020	2,460	2,734
Residential mortgage	1,628	1,361	1,194	656	758
Home equity	619	672	463	464	371
Consumer indirect	728	994	1,169	1,300	1,427
Other consumer	20	47	19	46	12

Total non-performing loans	10,708	11,072	10,153	8,184	8,891
Foreclosed assets	165	139	194	509	554
Total non-performing assets	$10,873	11,211	10,347	8,693	9,445

Total non-performing loans to total loans	0.53%	0.58	0.53	0.43	0.47
Total non-performing assets to total assets	0.32%	0.35	0.33	0.28	0.32
Allowance for loan losses to total loans	1.37%	1.41	1.45	1.43	1.43
Allowance for loan losses to non-performing loans	257%	246	272	333	306

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Non-GAAP to GAAP Reconciliation (Unaudited)
(In thousands, except per share amounts)

Six months ended			2015			2014
June 30,			Second	First	Fourth	Third	Second
2015		2014	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$3,359,459	3,197,077	3,089,521	3,055,304	2,993,264
Less: Goodwill and other intangible assets, net			68,158	68,396	68,639	68,887	49,826

Tangible assets (non-GAAP)			$3,291,301	3,128,681	3,020,882	2,986,417	2,943,438

Ending tangible common equity:
Common shareholders’ equity			$267,095	269,349	262,192	260,418	252,487
Less: Goodwill and other intangible assets, net			68,158	68,396	68,639	68,887	49,826

Tangible common equity (non-GAAP)			$198,937	200,953	193,553	191,531	202,661

Tangible common equity to tangible assets (non-GAAP) (1)			6.04%	6.42	6.41	6.41	6.89
Common shares outstanding			14,184	14,167	14,118	14,094	13,863
Tangible common book value per share (non-GAAP) (2)			$14.03	14.18	13.71	13.59	14.62
Average tangible common equity:
Average common equity	$268,821	247,566	270,009	267,619	266,466	256,306	250,815
Average goodwill and other intangible assets, net	68,410	49,923	68,294	68,527	68,771	59,306	49,879

Average tangible common equity (non-GAAP)	$200,411	197,643	201,715	199,092	197,695	197,000	200,936

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.